Exhibit 99.1

May 24, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Receives Another Order for Dual-Sided DVD/CD - Order Received by Corporate Disk of Chicago

Tulsa, OK, May 18, 2006, EnXnet, Inc. (OTCBB Symbol: EXNT) (German WKN# AOHMDW) is pleased to announce that marketing affiliate Corporate Disk out of Chicago received an order for the dual-sided DVD/CD. This is the second order EnXnet has received in just the past 10 days. This also marks the third order this calendar year and second order for Corporate Disk in 2006.

This order was originated through Corporate Disk's sales force for a large publicly traded homebuilder. This Developer had specific "Homeowner Loyalty Kit" content created and placed onto the dual-sided disc. This marketing information is provided to the buyers of their homes as a value added information service to, as the kit is called, "build homeowner loyalty to the builder of the home".

These initial sales continue to provide a strong indication that sales should accelerate once the sales and marketing effort is fully implemented. It is expected to take a minimum of 30 to 60 days for the multilevel marketing and distribution platform to be actually implemented in a broad spectrum. In spite of this ramp up period, EXNT continues to build momentum with these initial orders and sales of the dual-sided DVD/CD.

Ryan Corley, CEO of EnXnet, Inc., stated, "This order just goes to show how wide and varied the market is for this product. We have the ability with this dual-sided DVD/CD to not only provide general cinema and music products but provide a cross section of businesses to market their services to a broad and diverse audience."

This dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid optical disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

William Mahoney
Corporate Disk Company
4610 Prime Parkway
McHenry, IL 60050
wmahoney@disk.com
800-634-3475 Ext. 238

or

Integrated Capital Partners, Inc.
908-204-0004 for Investor Relations